Execution Copy

AMENDMENT

TO

streetTRACKS® GOLD TRUST

PARTICIPANT AGREEMENTS

This amendment (this “Amendment”), dated as of November 26, 2007, is to the streetTRACKS® Gold Trust Participant Agreements (the “Participants Agreements,” and each a “Participant Agreement”) among The Bank of New York, not in its individual capacity, but solely as trustee of the streetTRACKS® Gold Trust (the “Trustee”), World Gold Trust Services, LLC, as the sponsor (the “Sponsor”) of the streetTRACKS® Gold Trust (the “Trust”), and the authorized participants of the Trust set forth on Schedule A hereto (the “Authorized Participants”).

WHEREAS, the Trustee and the Sponsor have hitherto entered into a Participant Agreement with each of the Authorized Participants identified on Schedule A and the same are in full force and effect; and

WHEREAS, Section 20(a) of each Participant Agreement provides that the Participant Agreement, the procedures described in Attachment A thereto (the “Procedures”) and the Exhibits thereto may be amended, modified or supplemented by the Trustee and the Sponsor without the consent of any Beneficial Owner or Authorized Participant by following the procedures provided for therein; and

WHEREAS, the Trustee and the Sponsor wish to amend Section 3(e) of each Participant Agreement as provided herein in order to reflect the transfer of the principal listing of the Trust and the trading of the streetTRACKS® Gold Shares (the “Shares”) from the New York Stock Exchange, Inc. (“NYSE”) to NYSE Arca, Inc. (“NYSE Arca”); and

WHEREAS, as NYSE Arca does not have the same close of regular trading as NYSE, the definition of “Order Cut-Off Time” in the Trust Indenture of the Trust, dated as of November 12, 2004, between the Sponsor and the Trustee, is being amended contemporaneously herewith to identify the current order cut-off time of 4:00 p.m. New York time; and

WHEREAS, the Trustee and the Sponsor wish to amend the Procedures to each Participant Agreement as provided herein to reflect the amendments described in the two preceding recitals;

NOW, THEREFORE, the Trustee and the Sponsor agree as follows:

1. Section 3(e) of each Participant Agreement is hereby amended to read in its entirety as follows:

(e) The Trustee may, in its discretion, and will when so directed by the Sponsor, suspend the right of redemption, or postpone the applicable redemption settlement date, (i) for any period during which the Exchange is closed other than for customary weekend or holiday closings, or trading is suspended or restricted; (ii) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of the Gold is not reasonably practicable; or (iii) for such other period as the Sponsor determines to be necessary for the protection of the Beneficial Owners. Neither the Sponsor nor the Trustee shall be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

2. The Procedures to each Participant Agreement are hereby amended as follows:

(i) The third paragraph of the section of the Procedures entitled “Scope of Procedures and Overview” is hereby amended to read in its entirety as follows:

For purposes of these Procedures, a “Business Day” is defined as any day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of Gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

(ii) The parenthetical clause in the first sentence of paragraph 1 of the section of the Procedures entitled “CREATION T (PURCHASE ORDER TRADE DATE)” is hereby amended to read in its entirety as follows:

(4:00 p.m. N.Y. time)

(iii) The parenthetical clause in the first sentence of paragraph 1 of the section of the Procedures entitled “REDEMPTION T (REDEMPTION ORDER TRADE DATE)” is hereby amended to read in its entirety as follows:

(4:00 p.m. N.Y. time)

3. The foregoing amendments shall be effective as of the date the Shares are listed on NYSE Arca.

4. Except as modified by this Amendment, the Participant Agreements shall remain unmodified and in full force and effect.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Amendment or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder.

6. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Participant Agreements.

7. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment. Facsimile signatures shall be acceptable and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trustee and the Sponsor have executed and delivered this Amendment as of the date first above specified.

[Signature Page to Amendment to streetTRACKS® Gold Trust Participant Agreements]

Schedule A

AUTHORIZED PARTICIPANTS

Bear Hunter Structured Products LLC

Bear, Stearns & Co. Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

EWT, LLC

Fimat USA, LLC

Goldman, Sachs & Co.

Goldman Sachs Execution & Clearing L.P.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

Lehman Brothers Inc.

Merrill Lynch Professional Clearing Corp.

RBC Capital Markets Corporation

UBS Securities LLC

November 26, 2007

streetTRACKS® GOLD TRUST

Notice of Amendment of Participant Agreements

In connection with the transfer of the principal listing of the streetTRACKS® Gold Trust and the trading of streetTRACKS® Gold Shares (the “Shares”) from the New York Stock Exchange, Inc. (“NYSE”) to NYSE Arca, Inc. (“NYSE Arca”), the Sponsor and the Trustee have adopted an amendment to each streetTRACKS® Gold Trust Participant Agreement (together, the “Participant Agreements”).

The Participant Agreements and the procedures described in Attachment A thereto have been amended (i) to reflect the change of the principal exchange for the Shares from NYSE to NYSE Arca and (ii), as NYSE Arca does not have the same close of regular trading as NYSE, to clarify that 4:00 p.m. New York time on a business day is the current order cut-off time by when a purchase order for the creation of a basket of Shares or a redemption order for the redemption of a basket of Shares must be received by The Bank of New York, as Trustee, to be effective for such day.

As provided in the Participant Agreements, a copy of the amendment is attached. The amendment will become effective on December 13, 2007. No action by any Authorized Participant is required.

The Bank of New York
Trustee